EXHIBIT 2

TRANSACTIONS

Exhibit 2 to the Initial Schedule 13D (“Initial Exhibit 2”) is incorporated herein by reference. Together with Initial Exhibit 2, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on August 29, 2013. Except as otherwise noted below, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/ Sell (1)	Share/ Options	Unit Cost	Security	Expiration Date
Marcato II LP	7/30/2013	Buy	986	42.46	Common Stock	N/A
Marcato II LP	8/1/2013	Sell*	(3,142)	2.37	OTC Call Option (2)	10/19/2013
Marcato II LP	8/1/2013	Buy*	3,142	0.47	OTC Put Option (3)	10/19/2013
Marcato II LP	8/29/2013	Exercise to Common	(64,212)	0	OTC Call Option	06/20/2014
Marcato II LP	8/29/2013	Exercise to Common	64,212	0	Common Stock	N/A
Marcato LP	7/30/2013	Buy	13,356	42.46	Common Stock	N/A
Marcato LP	8/1/2013	Sell*	(3,888)	2.37	OTC Call Option (2)	10/19/2013
Marcato LP	8/1/2013	Buy*	3,888	0.47	OTC Put Option (3)	10/19/2013
Marcato LP	8/29/2013	Exercise to Common	(700,345)	0	OTC Call Option	06/20/2014
Marcato LP	8/29/2013	Exercise to Common	700,345	0	Common Stock	N/A
Marcato Ltd	7/30/2013	Buy	36,930	42.46	Common Stock	N/A
Marcato Ltd	8/1/2013	Buy*	7,030	2.37	OTC Call Option (2)	10/19/2013
Marcato Ltd	8/1/2013	Sell*	(7,030)	0.47	OTC Put Option (3)	10/19/2013
Marcato Ltd	8/29/2013	Exercise to Common	(2,093,313)	0	OTC Call Option	06/20/2014
Marcato Ltd	8/29/2013	Exercise to Common	2,093,313	0	Common Stock	N/A

(1)	All transactions are open market except where noted by an *, in which case they are rebalancing transactions.
(2)	Represents shares underlying American-style call options sold in the over the counter market.
(3)	Represents shares underlying European-style put options purchased in the over the counter market.